MPLX LP Reports First-Quarter 2016 Financial Results

•	Reported first-quarter adjusted EBITDA of $302 million; distributable cash flow of $236 million

•	Declared distribution of $0.505 per common unit, a 23 percent increase over first-quarter 2015

•	Announced a $1 billion private placement of convertible preferred securities with third-party investors

•	Completed acquisition of Marathon Petroleum Corporation's inland marine business, with strong sponsor support for the transaction

•	Reaffirmed guidance of 12 to 15 percent distribution growth rate over the prior year; expect double-digit distribution growth rate in 2017

FINDLAY, Ohio, April 28, 2016 - MPLX LP (NYSE: MPLX) today reported first-quarter 2016 results, which include the operations of MarkWest Energy Partners, L.P. for the first full quarter following its merger with MPLX. First-quarter 2016 earnings include a non-cash charge of $129 million to impair a small portion of the goodwill recorded in connection with the acquisition of MarkWest.

	Three Months Ended March 31
(In millions, except per unit and ratio data)	2016	2015
Net (loss) income attributable to MPLX(a)	$(60)	$46
Adjusted EBITDA attributable to MPLX(b)	302	64
Distributable cash flow attributable to MPLX(b)	236	57
Distribution per unit	0.505	0.410
Limited partner coverage ratio	1.18x	1.56x
Growth capital expenditures(c)	302	32
(a) The three months ended March 31, 2016, include a pretax $129 million goodwill impairment related to the MarkWest acquisition.
(b) Non-GAAP measure. See reconciliation below. Excludes goodwill impairment charge.
(c) Includes capital expenditures for inland marine business for all periods presented. Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See reconciliation below.

“We delivered solid financial results in this first full quarter as a combined company,” MPLX Chairman and Chief Executive Officer Gary R. Heminger said. “Our growth in distributable cash flow resulted in a strong distribution coverage ratio of 1.18 times. We are on track to achieve a 12 to 15 percent distribution growth rate for 2016, and we expect a double-digit distribution growth rate in 2017. With strategically located assets, a supportive sponsor and strong relationships with our customers, we are well-positioned to continue delivering sustainable returns over the long-term.”

On March 31, MPLX completed its acquisition of the inland marine business from its sponsor Marathon Petroleum Corp. (NYSE: MPC). The business accounts for approximately 60 percent of MPC’s inland water movements and brings with it a fee-for-capacity contract, which is expected to generate approximately $120 million of annual earnings before interest, taxes, depreciation and amortization (EBITDA) for MPLX.

“These high-quality marine assets provide predictable cash flow and further diversify our earnings mix,” Heminger said. MPC contributed the assets at a supportive valuation of approximately five times the annual EBITDA of the marine business in exchange for MPLX equity. MPC provided an additional measure of support by waiving first-quarter distributions on the newly issued common units and the associated incentive distribution rights. “This transaction clearly demonstrates MPC’s ongoing commitment to the success of the partnership,” he said.

Heminger also emphasized the quality of the partnership’s gathering and processing assets and the diversified customer base they support, particularly in the prolific Marcellus and Utica shale regions. “We are pleased with MPLX's financial and operational results during the first full quarter of operations following the MarkWest merger,” Heminger said. In addition to its strong distributable cash flow generated during the quarter, MPLX commenced operation of one processing plant and one de-ethanizer in the Marcellus Shale in early April. For 2016, MPLX anticipates utilization of its processing facilities in the Marcellus and Utica to average approximately 80 percent as it expects its overall processed gas volumes in the region to increase by approximately 15 percent.

During the quarter, MPLX also facilitated the first delivery of unit trains of propane from its Hopedale, Ohio, fractionation complex, leading the evolution of efficient natural gas liquids marketing from the Marcellus and Utica shales. Over one third of the total U.S. gas rigs in service are in the rich- and dry-gas areas where MPLX operates, and over the last year MarkWest commissioned almost 1.5 billion cubic feet per day of processing capacity to support its customers’ growth plans.

“MPLX is managing both capital and expenses across the business in light of the challenging commodity price environment,” Heminger said. As previously announced, the partnership reduced its 2016 capital investment plan substantially, from an initial forecast of $1.7 billion, to a range of $800 million to $1.2 billion of growth capital and about $60 million of maintenance capital. “We are committed to pursuing a capital strategy that continually balances investments to match the requirements of our customers with the sustainable growth of the partnership.”

The partnership announced yesterday its binding agreement for a $1 billion private placement of convertible preferred securities with third-party investors. “We elected to take advantage of very strong investor interest in convertible preferred securities to privately place $1 billion with a select group of investors,” Heminger said. “Originally contemplated as a transaction with MPC, we were pleased to reach an agreement on a transaction with third-party investors with attractive terms for the partnership. The combination of some opportunistic At-The-Market issuances in the first quarter and this private placement provides for the partnership’s anticipated funding needs for the remainder of 2016 and into 2017, enabling the partnership to continue its execution of attractive organic growth projects that will contribute to distributable cash flow and long-term value for our unitholders.”

The partnership continues to identify opportunities to leverage the geographic and commercial synergies between MPC assets and the MPLX logistics and storage network, and its gathering and processing infrastructure. Such potential projects include transportation and logistics solutions that could further support NGL and light-product distribution to regional and international end users. “We remain optimistic about our strategic projects and the long-term value they can create for our producer customers and unitholders,” Heminger concluded.

Operational Highlights

•
Commenced operation of one processing plant and one de-ethanizer in the Marcellus Shale in early April, increasing the partnership’s total processing capacity by 200 million cubic feet per day and ethane capacity by 10,000 barrels per day.

•	Facilitated the first delivery of unit trains of propane from the Hopedale, Ohio, fractionation complex.

•	Anticipate a May startup of the 200 million cubic foot per day Hidalgo processing plant, the partnership’s first facility in the highly prospective Delaware Basin in West Texas.

•	Completed expansion of the Patoka-to-Robinson, Illinois, pipeline, adding 20,000 barrels per day of crude oil supply capacity to MPC’s refinery in Robinson.

•
Began construction of the Cornerstone Pipeline to transport liquids production from the Utica Shale region of eastern Ohio to MPC's refinery in Canton, Ohio; the pipeline is scheduled for completion in the fourth quarter.

Financial Position and Liquidity

Net of the $764 million of borrowings outstanding at March 31, MPLX had $1.67 billion of remaining capacity under its $2 billion bank revolving credit facility, as well as $62 million available under the facility with MPC. During the first quarter of 2016, MPLX issued 12 million new units through its At-The-Market program and received net proceeds of approximately $315 million. MPLX remains committed to maintaining an investment grade credit profile and is targeting a leverage ratio of approximately 4.0 times. Pro forma for acquisitions, the partnership’s debt-to-adjusted EBITDA ratio was 4.3 times at March 31.

2016 Forecast

MPLX’s 2016 financial forecast is consistent with the forecast previously provided. Based on current estimates for operational volumes, commodity prices, and derivative instruments currently outstanding, and excluding the $129 million first-quarter non-cash goodwill impairment charge, our 2016 forecast is:

•	Adjusted Net income: $325 million to $485 million

•	Adjusted EBITDA: $1.25 billion to $1.40 billion

•	Distributable cash flow (DCF): $970 million to $1.10 billion

MPLX reaffirms an expected 12 to 15 percent year-over-year distribution growth rate for 2016 and a double-digit distribution growth rate in 2017.

MPLX forecasted growth capital expenditures for 2016 remain in a range of $800 million to $1.2 billion with maintenance capital of approximately $60 million.

Segment Results

	Three Months Ended March 31
(In millions)	2016	2015

Logistics and Storage	$88	$82
Gathering and Processing	257	—
Segment operating income attributable to MPLX LP(a)	$345	$82

(a) See reconciliation below for details.

Logistics and Storage segment operating income increased for the first quarter of 2016 compared with the same period in 2015. The increase was primarily due to higher average tariffs and an increase in volumes of crude oil and products shipped, partially offset by increased expenses provided under the omnibus and employee services agreements with MPC.

Gathering and Processing (G&P) segment operating income increased for the first quarter of 2016 compared with the same period in 2015. This increase is due to the acquisition of MarkWest. Further discussion is included in the G&P pro forma financial information below.

Corporate general and administrative expenses, unrealized derivative gains/losses, depreciation, amortization and goodwill impairment charges are not allocated to the reportable segments. MPLX management does not consider these items allocable to or controllable by any individual segment, and therefore, excludes these items when evaluating segment performance. As noted above, first-quarter 2016 earnings include a non-cash goodwill impairment charge, which resulted from the effects of a continuing low commodity-price environment.

G&P Pro Forma Financial Information

For the G&P segment, the table below presents financial information, as evaluated by management, for the reported segment for the three months ended March 31, 2016, and 2015. MPLX believes this March 31, 2015, pro forma quarterly data provides a useful comparison for the G&P segment in light of the December 2015 acquisition. The pro forma financial information below may not necessarily be indicative of future results. In addition, all partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

	Three Months Ended March 31
(In millions)	2016(a)	2015(b)
Segment operating income attributable to G&P	$257	$245

(a) Actual results.
(b) G&P segment results incorporate pro-forma adjustments necessary to reflect a Jan. 1, 2014, acquisition date (see the reconciliations of pro forma data below).

Gathering and Processing segment operating income increased for the first quarter of 2016 compared with the pro forma results for the same period in 2015. This increase was primarily due to the higher volumes, partially offset by decreases in natural gas and NGL prices.

	Three Months Ended March 31
G&P Pro Forma Operating Statistics	2016	2015	% Change
Gathering Throughput (mmcf/d)
Marcellus operations	903	814	11%
Utica operations	990	502	97%
Southwest operations	1,452	1,397	4%
Total gathering throughput	3,345	2,713	23%

Natural Gas Processed (mmcf/d)
Marcellus operations	3,152	2,845	11%
Utica operations	1,120	755	48%
Southwest operations	1,110	1,067	4%
Southern Appalachian operations	254	266	(5)%
Total natural gas processed	5,636	4,933	14%

C2 + NGLs Fractionated (mbpd)
Marcellus operations	228	181	26%
Utica operations	48	34	41%
Southwest operations	19	16	19%
Southern Appalachian operations	17	15	13%
Total C2 + NGLs fractionated	312	246	27%

Conference Call

At 11 a.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-800-446-1671 (confirmation #42124992) or by visiting MPLX's website at http://www.mplx.com and clicking on the "2016 First-Quarter Financial Results" link in the "News & Headlines" section. Replays of the conference call will be available on MPLX's website through Wednesday, May 11. Investor-related materials will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP
MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX's assets consist of a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States, an inland marine business, a butane storage cavern located in West Virginia with approximately 1 million barrels of storage capacity, crude oil and product storage facilities (tank farms) with approximately 4.5 million barrels of available storage capacity, a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity and gathering and processing assets that include more than 5,000 miles of gas gathering and NGL pipelines, 53 gas processing plants, 13 NGL fractionation facilities and one condensate stabilization facility.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Teresa Homan (419) 421-2965
Kevin Hawkins (866) 858-0482

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and distributable cash flow (DCF). Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measure most directly comparable to adjusted EBITDA and DCF is net income and net cash provided by operating activities. We define adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) non-cash equity-based compensation; (iv) net interest and other financial costs; (v) equity investment income; (vi) equity method distributions; (vii) impairment expenses; (viii) unrealized gain/loss on commodity hedges; and (ix) acquisition costs. In general, we define DCF as adjusted EBITDA plus (i) the current period cash received/deferred revenue for committed volume deficiencies less (ii) net interest and other financial costs; (iii) equity investment capital expenditures paid out; (iv) equity investment cash contributions; (v) maintenance capital expenditures paid; (vi) volume deficiency credits recognized; and (vii) other non-cash items.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

The EBITDA forecast related to MPC's inland marine business was determined on an EBITDA-only basis. Accordingly, information related to the elements of net income, including tax, and interest, are not available and, therefore, a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure has not been provided.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”).These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” "guidance," “imply,” “intend,” “objective,” “opportunity,” “outlook,” "plan,“ “position,” “pursue,” “prospective,” “predict,” “project,” "potential," “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX’s ability to meet its distribution growth guidance; risk that the synergies from the acquisition of MarkWest Energy Partners, L.P. (“MarkWest”) by MPLX may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including drop-downs, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks described above relating to MPLX and the MPLX/MarkWest merger; changes to the expected construction costs and timing of pipeline projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX's Form 10-K or in MPC's Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Results of Operations (unaudited)
	Three Months Ended March 31
(In millions, except per unit data)	2016	2015(a)
Revenues and other income:
Service revenue	$229	$16
Service revenue – related parties	150	142
Rental income	70	—
Rental income – related parties	26	25
Product sales	100	—
Product sales – related parties	3	—
Income from equity method investments	5	—
Other income	2	1
Other income – related parties	24	17
Total revenues and other income	609	201
Costs and expenses:
Cost of revenues (excludes items below)	89	42
Purchased product costs	79	—
Rental cost of sales	14	—
Purchases – related parties	76	40
Depreciation and amortization	132	19
Impairment expense	129	—
General and administrative expenses	52	22
Other taxes	11	4
Total costs and expenses	582	127
Income from operations	27	74
Related party interest and other financial costs	1	—
Interest expense, net of amounts capitalized	55	5
Other financial costs	12	1
(Loss) income before income taxes	(41)	68
Benefit for income taxes	(4)	—
Net (loss) income	(37)	68
Less: Net income attributable noncontrolling interests and Predecessor	23	22
Net (loss) income attributable to MPLX LP	(60)	46
Less: General partner’s interest in net (loss) income attributable to MPLX LP	39	4
Limited partners’ interest in net (loss) income attributable to MPLX LP	$(99)	$42

Per Unit Data
Net (loss) income attributable to MPLX LP per limited partner unit:
Common - basic	$(0.33)	$0.46
Common - diluted	(0.33)	0.46
Subordinated - basic and diluted	—	0.46
Weighted average limited partner units outstanding:
Common units – basic	300	43
Common units – diluted	300	43
Subordinated units – basic and diluted	—	37

(a) Prior period financial information has been retrospectively adjusted to include the results of the inland marine business acquired from MPC, since MPLX and this business are under common control. The net income of the Predecessor is excluded from net (loss) income attributable to MPLX LP.

Select Financial Statistics (unaudited)
	Three Months Ended March 31
(In millions, except ratio data)	2016	2015
Distribution declared:
Limited partner units - public	$127	$10
Limited partner units - MPC	29	23
General partner units - MPC	4	1
Incentive distribution rights - MPC	40	3
Total distribution declared	$200	$37

Limited partner coverage ratio	1.18x	1.56x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$295	$72
Investing activities	$(240)	$(43)
Financing activities	$(94)	$76

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(a)	$302	$64
Distributable cash flow attributable to MPLX LP(a)	$236	$57

(a) Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	March 31 2016	Dec. 31 2015
Total assets	$15,978	$16,104
Total debt	$5,154	$5,264
Total equity	$9,655	$9,667
Consolidated total debt to pro forma adjusted EBITDA(a)	4.3x	4.5x

Partnership units outstanding:
General partner units	8	7
Class B units(b)	8	8
MPC-held LP units	79	57
Public limited partner units	251	240

(a) Calculated using face value total debt and includes pro forma Adjusted EBITDA, which is adjusted for acquisitions.

(b)
Class B units were issued to and are held by M&R MWE Liberty LLC and certain of its affiliates, an affiliate of The Energy & Minerals Group. The Class B units will convert into common units at a rate of 1.09 common units and will receive $6.20 in cash for each Class B unit in two equal installments on July 1, 2016, and July 1, 2017. Class B units do not receive distributions.

Operating Statistics (unaudited)
	Three Months Ended March 31
	2016	2015	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)
Crude oil pipelines	1,024	1,012	1%
Product pipelines	916	886	3%
Total pipeline throughput	1,940	1,898	2%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.70	$0.67	4%
Product pipelines	0.65	0.62	5%
Total	0.68	0.65	5%

Barges at period-end	205	203	1%
Towboats at period-end	18	18	—%

Gathering and Processing
Gathering throughput (mmcf/d)
Marcellus operations	903
Utica operations	990
Southwest operations	1,452
Total gathering throughput	3,345

Natural gas processed (mmcf/d)
Marcellus operations	3,152
Utica operations	1,120
Southwest operations	1,110
Southern Appalachian operations	254
Total natural gas processed	5,636

C2 + NGLs fractionated (mbpd)
Marcellus operations	228
Utica operations	48
Southwest operations	19
Southern Appalachian operations	17
Total C2 + NGLs fractionated	312

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended March 31
(In millions)	2016	2015
Segment operating income attributable to MPLX LP	$345	$82
Segment portion attributable to unconsolidated affiliates	(83)	—
Segment portion attributable to NCI and Predecessor(a)	75	33
Income from equity method investments	5	—
Other income - related parties	7	—
Unrealized derivative loss	(9)	—
Impairment expense	(129)	—
Depreciation and amortization	(132)	(19)
General and administrative expenses	(52)	(22)
Income from operations	$27	$74

(a) The operating income of the Predecessor is excluded from segment operating income attributable to MPLX LP.

Pro Forma Reconciliation to Pro Forma Income from Operations (unaudited)(a):
	Three Months Ended March 31
(In millions)	2016	2015
Segment operating income attributable to G&P	$257	$245
Segment operating income attributable to L&S	88	82
Segment portion attributable to unconsolidated affiliates	(83)	(2)
Segment portion attributable to noncontrolling interest and Predecessor	75	43
Income (loss) from equity method investments	5	(3)
Other income - related parties	7	2
Unrealized derivative losses	(9)	(9)
Impairment expense	(129)	(26)
Depreciation and amortization	(132)	(139)
General and administrative expenses	(52)	(57)
Pro forma income from operations	$27	$136

(a) This table reconciles pro forma data presented in the pro forma financial information section above to the closest GAAP measure.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP from Net (Loss) Income (unaudited)
	Three Months Ended March 31
(In millions)	2016	2015
Net (loss) income	$(37)	$68
Plus: Depreciation and amortization	132	19
Benefit for income taxes	(4)	—
Amortization of deferred financing costs	11	—
Non-cash equity-based compensation	2	1
Impairment expense	129	—
Net interest and other financial costs	57	6
Income from equity investments	(5)	—
Distributions from unconsolidated subsidiaries	38	—
Unrealized loss on commodity hedges	9	—
Acquisition costs	1	—
Adjusted EBITDA	333	94
Less: Adjusted EBITDA attributable to noncontrolling interests	1	—
Adjusted EBITDA attributable to Predecessor(a)	30	30
Adjusted EBITDA attributable to MPLX LP	302	64
Plus: Current period cash received/deferred revenue for committed volume deficiencies	10	12
Less: Net interest and other financial costs	57	5
Equity investment capital expenditures paid out	(28)	—
Investment in unconsolidated affiliates	29	—
Maintenance capital expenditures paid	12	4
Volume deficiency credits recognized	7	10
Adjustments attributable to Predecessor(a)	(1)	—
Distributable cash flow attributable to MPLX LP	$236	$57

(a) The adjusted EBITDA and distributable cash flow adjustments related to the Predecessor are excluded from the adjusted EBITDA attributable to MPLX LP and distributable cash flow attributable to MPLX LP.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended March 31
(In millions)	2016	2015
Net cash provided by operating activities	$295	$72
Less: Changes in working capital items	16	(14)
All other, net	15	(1)
Plus: Non-cash equity-based compensation	2	1
Net interest and other financial costs	57	6
Unrealized loss on commodity hedges	9	—
Acquisition costs	1	—
Adjusted EBITDA	333	94
Less: Adjusted EBITDA attributable to noncontrolling interests	1	—
Adjusted EBITDA attributable to Predecessor(a)	30	30
Adjusted EBITDA attributable to MPLX LP	302	64
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	10	12
Less: Net interest and other financial costs	57	5
Equity investment capital expenditures paid out	(28)	—
Equity investment cash contributions	29	—
Maintenance capital expenditures paid	12	4
Volume deficiency credits(c)	7	10
Adjustments attributable to Predecessor(a)	(1)	—
Distributable cash flow attributable to MPLX LP	$236	$57

(a) The adjusted EBITDA and distributable cash flow adjustments related to the Predecessor are excluded from the adjusted EBITDA attributable to MPLX LP and distributable cash flow attributable to MPLX LP.
(b) Deficiency payments included in distributable cash flow that are not included in net income or adjusted EBITDA.
(c) Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted
EBITDA but not distributable cash flow.

Reconciliation of Capital Expenditures (unaudited)
	Three Months Ended March 31
(In millions)	2016	2015
Capital Expenditures(a):
Maintenance	$10	$3
Growth	261	38
Total capital expenditures	271	41
Less: (Decrease) increase in capital accruals	(20)	6
Additions to property, plant and equipment	291	35
Capital expenditures of unconsolidated subsidiaries(b)	44	—
Total gross capital expenditures	335	35
Less: Joint venture partner contributions	23	—
Total gross capital expenditures, net	312	35
Less: Maintenance capital	10	3
Total growth capital expenditures	$302	$32

(a) Includes capital expenditures for the Predecessor for all periods presented.
(b) Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.

2016 Forecast - Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Adjusted Net Income

(In millions)	Low	High
Adjusted Net income(a)	$325	$485
Plus: Depreciation and amortization	546	546
Net interest and other financial costs	260	260
Adjustment for Equity investment earnings and distributions	123	123
Other	(1)	(11)
Adjusted EBITDA	1,253	1,403
Less: Adjusted EBITDA attributable to noncontrolling interests	3	3
Adjusted EBITDA attributable to MPLX LP	1,250	1,400
Less: Net interest and other financial costs	216	216
Maintenance capital expenditures paid	61	61
Other	3	23
Distributable cash flow attributable to MPLX LP	$970	$1,100

(a) Net income excluding a pretax, non-cash goodwill impairment charge of $129 million. Adjusted Net Income may be used by some investors and analysts to analyze and compare companies on the basis of operating performance. Adjusted Net Income should not be considered as an alternative to Net Income or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Adjusted Net Income may not be comparable to similarly titled measures used by other entities.